Exhibit 99.1

New York Mortgage Trust Declares First Quarter

2012 Common Stock Dividend of $0.25 Per Share

NEW YORK, NY – March 19, 2012 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (the “Company”) announced today that its Board of Directors (the “Board”) declared a quarterly cash dividend of $0.25 per share on shares of its common stock for the quarter ending March 31, 2012. The dividend will be payable on April 25, 2012 to common stockholders of record as of March 29, 2012.

The Company also announced today that the Board set Thursday, May 17, 2012, for the Company's 2012 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at the offices of Hunton & Williams LLP at 200 Park Avenue, New York, New York. The Board established Friday, March 30, 2012 as the record date for the Annual Meeting. Stockholders of record as of the record date will be entitled to receive notification of and to vote at the Annual Meeting.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). The Company is in the business of acquiring, investing in, financing and managing primarily mortgage-related assets, including Agency and non-Agency residential mortgage-backed securities, high credit quality residential adjustable rate mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other financial assets.

For Further Information

AT THE COMPANY

Steven R. Mumma

CEO, President

Phone: 212-792-0109

Email: smumma@nymtrust.com

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the payment of the dividend. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which has been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.